77Q1)-d
AMENDMENT NO. 1
TO SUBADVISORY AGREEMENT

        This AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT
	(the "Amendment") is effective as of January 19, 2007 by and between AIG SUNAMERICAASSET MANAGEMENT CORP. (formerly known as SunAmerica Asset Management Corp.),a Delaware corporation (the "Adviser"), and GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
	(the "Subadviser").

WITNESSETH:

        WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisoryand Management
	Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviserhas agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;and

        WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1,
	1999, as amended, with respect to the Trust; and

        WHEREAS, the parties wish to amend the Subadvisory
	Agreement as set forth below; and

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	The following new paragraph shall be added to the
	Subadvisory Agreement:

11.

Confidentiality.
	The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of serving as Subadviser to the Portfolios, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent,or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

2.	Counterparts.This Amendment may be executed in two or more
	counterparts,each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly supplemented,
	amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein
	shall have the meanings assigned to them in the Subadvisory
	Agreement.

        IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

OLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
By: /s/ PETER A. HARBECK
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer
By: /s/ THEODORE T. SOTIR
Name:	Theodore T. Sotir
Title:	Managing Director